Exhibit 99.1

IBSG International Announces 4th Q & Year End Results: Revenues Sharply Up and Continued Profitabilty

Thursday April 14, 8:30 am ET

CELEBRATION, Fla. — (BUSINESS WIRE) — April 14, 2005 — IBSG International, Inc. (OTCBB:IGII — News; the “Company”) is pleased to announce the filing of its Form 10K reflecting its financial results for Fiscal Year 2004 and its fourth quarter ending December 31, 2004. Total revenue for the quarter was $1,995,992 consisting of current revenue recognized in the quarter totaling $1,439,794, and deferred revenue totaling $556,198. The Company achieved its forecast of being profitable for the last 2 quarters for 2004. The results represent a net profit of $743,039 for the 4th quarter, compared to a net profit of $198,424 for the 3rd quarter, for an increase in net profits of 375% between the 3rd and 4th quarters. This achievement was despite enduring 3 major hurricanes for most of the third quarter, and the continued effects going into the fourth quarter in addition to unexpected growth from new contracts. For the year, the Company’s revenues, inclusive of recognized and deferred, were $4,642,500 million with a net loss for the year of $2,558,613, which was primarily due to non-cash equity issuance losses posted for the first and second quarters of 2004.

As reported in the Management Discussion and Analysis Section, the Company reported gross assets of $5,871,293, an increase of nearly 38.4% from the third quarter’s reported gross assets of $4,266,521. Shareholder’s equity increased by 54.6% to $3,923,862 from $2,537,545 or a net gain of $1,386,317 between the 3rd to 4th quarters.

Dr.     Michael Rivers, CEO of IGII stated that: “We continued to gain profitability even with the unforeseen obstacles of 3 hurricanes during the 3rd quarter and obtaining additional projects which closed before the end of the year. Despite these pressures, we achieved our projections for the 4th quarter and we are projecting continued profitability into 2005. Combine this with our recent closing of $1 million institutional raise, the Company is poised to launch Secure Blue in mid April and implement its current projects to produce continued profitability and position us for a projected NASDAQ listing in 2005.”

“It is remarkable that a Company had this type of success while facing such adversity. I am very encouraged by the strong second half of the year performance despite these conditions, and how well the Company has positioned itself going into FY 2005,” stated Mr. Geoffrey Birch, board member.

About IBSG International, Inc.:

The IBSG International acquired IBSG, Inc in February 2004. IBSG, Inc. offers enterprise solutions that greatly enhance the operating efficiency and create revenue for State Small Business Development Centers, business associations (e.g., Chambers of Commerce) and Fortune 1000 corporations through the licensing of its unique turnkey digital service center software, which provides a broad range of digital budgetary, administrative and commercial services (B2B, e-commerce, government to business and enterprise business services) on a single platform known as the NetPool Data System (copyrighted). The Company acquired the assets of a security software company from the U.K. and created a subsidiary called Secure Blue, Inc. in June of 2004. Secure Blue will provide Sarbanes-Oxley security software and system analysis software to the IBSG markets, as well as provide such software and system analysis directly to its independent customer base.

As software providers, system integrators and Application Service Provider, IBSG, Inc. and Secure Blue, Inc generate their revenue from license sales, system modifications, and system support and a percentage of monthly customer fees. The typical IBSG/Secure Blue license agreement has a five-year term, but, being updated on an annual basis, is almost invariably renewed upon expiration (to date the Company has had only one licensee not renew, due to the expiration of the licensee’s contract with their client).

Forward Looking Statements:

Statements about the Company’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements or estimates” within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Litigation Reform Act of 1995. Projected contracts in no way implies a guarantee of contracts or that any new business will be secured by the Company. The Company’s actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances. Should events occur which materially affect any comments made within this press release; the Company will appropriately inform the public.

Intelligent Business Systems Group International Inc. (OTC Bulletin Board: IGII - News) World Headquarters: 1132 Celebration Blvd. Celebration, FL 34747; (321) 939-6321

Contact:

      For IBSG International Inc., CelebrationInvestment
      Relations contact:Redwood
      Consultants, LLC, Novato, Calif.Jens
      Dalsgaard, 415/884-0348